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                                                                    Exhibit 23.2



The Board of Directors
of Aquatic Cellulose International Corp.:


We consent to the use of our report dated July 24, 2000 and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated August 3, 2001 contains an explanatory paragraph that states that the Company has a working capital deficiency and recurring losses, which raise substantial doubt about its ability to continue as a going concern. The Financial statements do not include adjustments that might result from the outcome of that uncertainly.

signed "KPMG LLP"


Kelowna, Canada

October 4, 2001